Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:

Daniel Greenberg, Chairman and CEO	Roger Pondel/Laurie Berman
Electro Rent Corporation	PondelWilkinson Inc.
818-786-2525	310-279-5980
investor@pondel.com

ELECTRO RENT REPORTS IMPROVED FISCAL 2012 SECOND QUARTER REVENUES

Company Investing to Capture Future Growth Opportunities

VAN NUYS, Calif. – December 21, 2011 – Electro Rent Corporation (NASDAQ:ELRC) today reported financial results for the second quarter and the six months ended November 30, 2011, including a nearly 16.0% improvement in total revenues for the quarter and six-month period.  Profits totaled $6.0 million for the second fiscal quarter and $14.5 million for the six-month period, including a one-time gain of $3.4 million.

“Electro Rent generated strong revenue growth due to an increase in new equipment sales, our recent acquisition of EMT, and high demand for rentals, while equipment purchases continued at a higher level.  At the same time, gross margin percentages as compared to the prior year period decreased for equipment rentals and sales, reflecting lower equipment utilization rates, a decline in used equipment sales, and increased ATP sales, which generally carry substantially lower margins than used equipment sales,” said Daniel Greenberg, Chairman and CEO of Electro Rent.  “We also are continuing to invest in the future by implementing a number of strategic initiatives as we prepare for increased growth.  These initiatives required us to build a larger sales organization and associated infrastructure, and integrate all of our resources under one umbrella, which resulted in higher expenses this quarter when compared with last year.  Personnel-related costs represented more than half of the increase in selling, general and administrative expenses for the second quarter.  Although the 16.2% increase in SG&A expenses for the second quarter was only slightly higher than our increase in revenues, the changes in revenue mix contributed to operating profit approximating that of last year.

“The expansion of our sales force has already garnered early success, the first evidence of which was being named the exclusive reseller for certain Communication Components Inc. products throughout the U.S. and Canada, complementing and extending the products sold through our Agilent sales channel,” continued Greenberg.  “With the best equipment inventory and a highly experienced and talented sales team, we are successfully positioning Electro Rent for future growth.”

Total revenues for the second quarter of fiscal 2012 increased to $61.6 million from $53.3 million for the second quarter of fiscal 2011.  Sales of equipment and other revenues rose 21.7% to $28.7 million for the fiscal 2012 second quarter from $23.6 million for the same quarter last year.  The increase primarily reflects sales of new equipment through Electro Rent’s resale agreement with Agilent and higher finance lease activity, partially offset by a decline in used equipment sales.  Rental and lease revenues grew 10.9% to $32.9 million from $29.7 million for the fiscal 2011 second quarter, primarily due to increased test and measurement rental activity and rates in North America and Europe, partially offset by a decline in leasing demand, principally in the company’s data products business.

Net income for the second quarter of fiscal 2012 was $6.0 million, or $0.25 per diluted share, compared with $7.1 million, or $0.30 per diluted share, for last year’s second fiscal quarter.  The decrease in net income was primarily related to a higher tax rate in the fiscal 2012 second quarter than in the prior year period, resulting from the settlement of uncertain tax positions that benefited the fiscal 2011 second quarter.

SG&A expenses totaled $15.9 million for the second quarter of fiscal 2012, compared with $13.7 million for last year’s second quarter, primarily reflecting the addition of 50 people over the last 18 months in connection with the company’s Agilent resale agreement and higher rental demand, and in support of future growth opportunities.  SG&A as a percentage of total revenues was 25.8% for the fiscal 2012 second quarter, roughly equal to 25.7% in last year’s fiscal second quarter.  However, gross margin as a percentage of total revenues declined in the current quarter primarily due to an increase in lower margin new equipment sales and a decrease in higher margin used equipment sales.  Total operating expenses amounted to $52.2 million for the second quarter of fiscal 2012, compared with $43.7 million in last year’s fiscal second quarter.

Operating profit was $9.4 million, or 15.3% of total revenues, for the fiscal 2012 second quarter, versus $9.6 million, or 17.9% of total revenues, last year, reflecting the company’s significant investment in broadening and strengthening its sales organization to better focus on future growth prospects.

Total revenues for the first six months of fiscal 2012 grew 15.6% to $120.3 million from $104.1 million for the comparable period last year.  Equipment sales and other revenues rose 22.9% to $56.1 million for the six months ended November 30, 2011 from $45.6 million for the first half of fiscal 2011.  Rental and lease revenues for the fiscal 2012 year-to-date period increased 9.9% to $64.2 million from $58.5 million last year.

Net income for the first half of fiscal 2012 improved to $14.5 million, or $0.60 per diluted share, from $12.3 million, or $0.51 per diluted share, in the fiscal 2011 period.  Net income for the first six months of fiscal 2012 included a one-time gain associated with an acquisition of $3.4 million, or $0.14 per diluted share, and $202,000, or $0.01 per diluted share, in the first six months of fiscal 2011.

SG&A expenses were $31.8 million, or 26.5% of total revenues, for the first six months of fiscal 2012, versus $27.3 million, or 26.2% of total revenues, for the same period last year.  Total operating expenses for the fiscal 2012 six-month period were $102.2 million, compared with $86.2 million for the fiscal 2011 six-month period.

Operating profit for the first six months of fiscal 2012 rose to $18.1 million, or 15.0% of total revenue, from $17.9 million, or 17.2% of total revenue, in the prior-year period.

On August 24, 2011, Electro Rent acquired the assets and assumed certain liabilities of Equipment Management Technology, Inc. (EMT).  For the fiscal 2012 six-month period, the company recorded a bargain purchase gain of $3.4 million, net of deferred taxes of $2.2 million, because the acquisition price of EMT was less than the net fair value of the assets acquired and liabilities assumed.

The company’s effective tax rate for the fiscal 2012 second quarter was 38.2%, an increase from 26.7% in the prior year period which benefited from the effective settlement of uncertain tax positions.

Rental equipment purchases for the fiscal 2012 second quarter and six-month period were $29.6 million and $54.2 million, respectively, compared with $23.4 million and $48.3 million, respectively, for the same periods last year.  The book value of Electro Rent's equipment increased substantially to $233.6 million at November 30, 2011, from $195.6 million at May 31, 2011.

As of November 30, 2011, Electro Rent had a sales order backlog of $16.2 million, versus $16.7 million last year.  The majority of the backlog is expected to be delivered to customers within the next six months.

Electro Rent paid dividends of $4.8 million for the fiscal 2012 second quarter.  On an annualized basis, the company’s current quarterly dividend of $0.20 per common share represents a 5.0% yield on the December 19, 2011 closing price of $15.94.

Total shareholders' equity at November 30, 2011 grew to $245.9 million, or $10.26 per share, from $240.4 million, or $10.02 per share, at May 31, 2011.

Electro Rent had $12.5 million in cash and cash equivalents at November 30, 2011, compared with $41.4 million at the end of fiscal 2011.  The decrease related primarily to the company’s acquisition of EMT, equipment purchases and dividend payments.  The company also has a $10.0 million unused bank line of credit.  Electro Rent’s balance sheet remains debt free.  Since the beginning of fiscal 2009, the company has returned $76.6 million in cash to shareholders and has invested $35.4 million in cash for the successful acquisitions of Telogy LLC and EMT.

“With ongoing economic uncertainty still reigning and reduced access to capital still the norm, Electro Rent’s ability to provide customers with a flexible, robust and complete product offering, including rental, lease and sales of new and used equipment, remains a key competitive advantage,” said Greenberg.

About Electro Rent
Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

"Safe Harbor" Statement:
Except for the historical statements and discussions in this press release, the company’s statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934.  These forward-looking statements, which include, but are not limited to, whether Electro Rent can continue its growth and whether Electro Rent’s product offerings will remain a key competitive advantage, reflect Electro Rent’s management's current views with respect to future events and financial performance; however, you should not put undue reliance on these statements.  When used, the words "expect," "will," "helping," and other similar expressions identify forward-looking statements.  These forward-looking statements are subject to certain risks and uncertainties.  The company believes its management's assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true.  Accordingly, Electro Rent’s actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material.  Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and in its other filings with the Securities and Exchange Commission.  Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct.  Electro Rent undertakes no obligation to update or revise any forward-looking statements.
(Financial tables follow)

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (in thousands, except per share data)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2011	2010	2011	2010
Revenues:
Rentals and leases	$32,912	$29,673	$64,221	$58,460
Sales of equipment and other revenues	28,731	23,604	56,072	45,642

Total revenues	61,643	53,277	120,293	104,102

Operating expenses:
Depreciation of rental and lease equipment	13,374	11,919	25,901	23,575
Costs of revenues other than depreciation of rental and lease equipment	22,901	18,087	44,511	35,309
Selling, general and administrative expenses	15,929	13,714	31,822	27,282

Total operating expenses	52,204	43,720	102,234	86,166

Operating profit	9,439	9,557	18,059	17,936

Gain on bargain purchase, net of deferred taxes	188	49	3,382	202

Interest income, net	108	101	207	219

Income before income taxes	9,735	9,707	21,648	18,357

Income tax provision	3,716	2,588	7,124	6,017

Net income	$6,019	$7,119	$14,524	$12,340

Earnings per share:
Basic	$0.25	$0.30	$0.61	$0.51
Diluted	$0.25	$0.30	$0.60	$0.51

Shares used in per share calculation:
Basic	23,981	23,976	23,981	23,970
Diluted	24,149	24,075	24,139	24,049

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (in thousands, except share numbers)

	November 30,	May 31,
	2011	2011
ASSETS

Cash and cash equivalents	$12,530	$41,441
Accounts receivable, net of allowance for doubtful accounts of $542 and $602	34,662	30,616
Rental and lease equipment, net of accumulated depreciation of $194,420 and $191,160	233,649	195,632
Other property, net of accumulated depreciation and amortization of $17,315 and $16,825	14,032	14,127
Goodwill	3,109	3,109
Intangibles, net of amortization of $1,221 and $1,151	1,284	1,214
Other	19,574	19,788
	$318,840	$305,927

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Accounts payable	$7,080	$8,237
Accrued expenses	10,540	10,437
Deferred revenue	6,975	5,874
Deferred tax liability	48,296	41,004
Total liabilities	72,891	65,552

Commitments and contingencies (Note 12)

Shareholders' equity:
Preferred stock, $1 par - shares authorized 1,000,000, none issued or outstanding
Common stock, no par - shares authorized 40,000,000; issued and outstanding November 30, 2011 - 23,980,581; May 31, 2011 - 23,980,581	35,445	34,742
Retained earnings	210,504	205,633
Total shareholders' equity	245,949	240,375
	$318,840	$305,927